Exhibit 99.1


Excerpt from Press Release of Union Acceptance Corporation, October 31, 2002:


     Indianapolis,  IN, October 31, 2002: Union Acceptance  Corporation (Nasdaq:
UACA) ("UAC") today announced that it has filed a petition for reorganization under Chapter 11 of the Bankruptcy Code to facilitate a financial restructuring. The objective of the reorganization proceeding is to protect the enterprise and restructure obligations so that the Company will be able to continue as a going concern. Management believes that assets and future cash flows will be sufficient to pay all obligations, but has determined that the special remedies available through a bankruptcy proceeding are necessary to achieve that objective and maintain operations. The proceeding is in the U. S. Bankruptcy Court for the Southern District of Indiana, Indianapolis Division.

     "We obviously regret that this measure has become necessary. We have been working to acquire additional long-term capital and to supplement our receivable acquisition funding. While our lenders have been working with us to meet our needs it has become apparent that supplemental arrangements will not be in place in time for us to continue as we have. We are suspending receivable acquisitions for the time being until new funding arrangements can be put in place," said Lee Ervin, president and chief executive officer. "We currently expect debtor-in-possession financing to be implemented in the next few days to permit us to continue receivable acquisitions. Our objective is to protect our enterprise, to position ourselves to fund all of our obligations, to preserve value for our shareholders, and to rebuild for the future."

     Post-petition financing, which is subject to bankruptcy court approval, will be necessary for the company to continue to fund receivable acquisitions and the company is seeking approval by the Court to continue to fund payroll, pay key vendors and take other measures to maintain operations. "We believe the Chapter 11 process will enable us to address our liquidity issues with minimal disruption of operations," said Ervin.

     UAC's current surety provider has not indicated a willingness to support future term securitizations in the present environment. Accordingly, management is exploring other arrangements for disposition of the held for sale portfolio.


     The Chapter 11 proceeding does not include UAC's warehouse funding and securitization subsidiaries.